Exhibit 3.1(i)
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION
OF
ENTERGY CORPORATION

Entergy Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”).

2.Article Eighth, Section A of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

A. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

Any repeal or modification of this Section A of Article EIGHTH shall not have any effect on the liability or alleged liability of any director or officer of this Corporation for any act or omission of such director or officer occurring prior to such repeal or modification, or otherwise adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification. For purposes of this Section A of Article EIGHTH, “officer” shall have the meaning provided in Section 102(b)(7) of the General Corporation Law of the State of Delaware, as it presently exists or may hereafter be amended from time to time.

3.This amendment was duly adopted in accordance with the provisions of Sections 242 of the DGCL.

4.All other provisions of the Certificate of Incorporation shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 9th day of May, 2023.

ENTERGY CORPORATION

By:     /s/ Marcus V. Brown

Name: Marcus V. Brown
Title: Executive Vice President and General Counsel (Authorized Officer)